EXHIBIT 14

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Supervisory Board of
Infineon Technologies AG:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-11670; No. 333-12952; No. 333-13566; No. 333-13856 and No.
333-104935) of Infineon Technologies AG and subsidiaries of our report dated October 22, 2004, with respect to the consolidated balance sheets of Infineon Technologies AG and subsidiaries and as of September 30, 2003 and 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2004, which report appears in the annual report of Infineon Technologies AG on Form 20-F for the 2004 financial year.



/s/ KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft